Exhibit (99.1)
EASTMAN KODAK COMPANY

Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com

Kodak Receives Notice of Initial Determination in ITC Patent Infringement Action Against Apple and Research In Motion

ROCHESTER, N.Y., Jan. 24 -- Eastman Kodak Company (NYSE:EK) today announced that it has received notice that the Administrative Law Judge (ALJ) in the U.S. International Trade Commission (ITC) action brought by Kodak against Apple Inc. and Research In Motion Limited (RIM)  has issued an initial determination recommending that the patent claim at issue is invalid and not infringed. The patent at issue relates to a technology invented by Kodak for previewing images on a digital camera-enabled device. This particular Kodak patent was recently confirmed as valid by the U.S. Patent and Trademark Office (USPTO).
The final decision in this case, based on the deliberation of the full ITC Commission, is expected by May 23.
“The ALJ’s recommendation represents a preliminary step in a process that we are extremely confident will conclude in Kodak’s favor,” said Laura G. Quatela, General Counsel, Chief Intellectual Property Officer and Senior Vice President, Eastman Kodak Company. “This very same Kodak patent was upheld by a different ALJ at the ITC in our case against LG and Samsung, whose products use the very same Kodak technology to function in the very same manner as similar products from Apple and RIM. What’s more, the attorneys at the ITC’s Office of Unfair Import Investigations, which separately examined this case, agree with Kodak’s interpretation of the patent. We fully expect the ITC Commission will ultimately rule that the patent claim at issue is valid and infringed by Apple and RIM.
“Kodak has a long history of digital imaging innovation,” Quatela said. “We have created an industry-leading portfolio of more than 1,000 digital imaging patents. We remain committed to protecting our intellectual property and to defending ourselves against those who would make erroneous claims to it.”
Kodak initially filed an ITC complaint against Apple and RIM on January 14, 2010, asserting that Apple’s iPhones and RIM’s camera-enabled Blackberry devices infringe a Kodak patent covering technology related to a method for previewing images. Kodak also has Federal Court actions pending against RIM and Apple in the Northern District of Texas and in the Western District of New York, where this same issue will be adjudicated.
Kodak has licensed its imaging patents, including the one at issue in the case currently before the ITC, to numerous leading technology companies including: LG, MEI/Panasonic, Motorola, Nokia, Olympus, Samsung, Sanyo, Sharp, Sony, and Sony Ericsson.

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About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

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2011